Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Cris Wasiak
Chief Financial Officer
630-577-9688
IR@calamos.com
Calamos Asset Management, Inc. Reports Fourth Quarter and Full
Year 2009 Results and Declares an Increased Dividend
     NAPERVILLE, Ill., January 26, 2010 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported fourth quarter 2009 results, including revenues of $81.3 million, operating income of $36.1 million, net income of $4.7 million, and diluted earnings per share of $0.23. For the full year, revenues were $281.7 million, operating income was $183.7 million, net income was $12.4 million, and diluted earnings per share were $0.62. At December 31, 2009, assets under management totaled $32.7 billion.
     Management considers the exclusion of certain one-time items to provide a more relevant comparison of the periods presented. The unaudited financial results summarized in the table below are presented in accordance with GAAP followed by a discussion of these results on an as-adjusted basis, which excludes the impact of certain one-time income tax expenses in 2008.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(in thousands, except per share data)	2009	2008	2009	2008

Revenues	$81,292	$66,851	$281,738	$391,589
Operating expenses	$45,182	$45,405	$183,680	$232,492
Operating income	$36,110	$21,446	$98,058	$159,097
Operating margin	44.4%	32.1%	34.8%	40.6%

Net income (loss) attributable to Calamos Asset Management, Inc.	$4,695	$(26,067)	$12,424	$(24,521)
Diluted earnings (loss) per share	$0.23	$(1.34)	$0.62	$(1.24)
     Additionally, the Company declared a regular quarterly dividend of 7.5 cents per share, representing an increase of 2.0 cents per share, or 36% from last quarter’s dividend. The dividend is payable on February 24, 2010 to shareholders of record on February 9, 2010.
Management Commentary
     “We are pleased to end 2009 with strong financial results for the quarter and look forward to building on our success in 2010,” said John P. Calamos, Sr., chairman, chief executive and co-chief investment officer. “In the fourth quarter, our results benefited from the improving global economy, increasing positive flows, and continued outperformance of many of our investment strategies.”
     “In particular, our global and international equity strategies turned in outstanding results, helping us capitalize on growing market demand for global equity strategies. As the recovery continues and investors consider adding more equities to their portfolios, we anticipate demand to strengthen, further enhancing potential growth in this area of our business.”
     “Institutional mandates contributed $163 million in positive net flows in the fourth quarter, helping to increase our penetration in this important segment and to sustain a healthy pipeline for the new year. Approximately $250 million in new institutional mandates have been funded to date during January 2010 directly related to our distribution efforts in 2009. As of December 31, 2009, institutional accounts represented approximately 14% of our assets under management”, Calamos continued.
     “Though flows were relatively flat for the year, net sales for the quarter were a robust $432 million and continue to trend positively into 2010. We benefited throughout the year from asset appreciation that resulted from our strong investment performance. While industry fund flows were predominately in fixed income strategies during 2009, we believe our short- and long-term investment performance in our equity and defensive equity strategies positions us well for the future as investor appetite for equities returns.”
     “Increased interest in our defensive equity strategies, especially our global strategies, drove demand and flows in our institutional business during the fourth quarter and into January. With strong investment performance in our global and international strategies, we look forward to continued and growing interest in both the intermediary and institutional channels for these strategies into 2010.”
     “As the business climate continues to improve for our operating businesses, we continue to be diligent in managing our capital structure and seeking efficiency in our operations. We are pleased with the recent recognition from Standard and Poor’s as they have improved the outlook for Calamos Holdings from ‘negative’ to ‘stable’ in light of our responsive actions to a difficult market environment,” Calamos concluded.
Assets Under Management
     Assets under management as of December 31, 2009 were $32.7 billion, representing an increase of $2.2 billion, or 7 percent, from the previous quarter end. The increase was comprised of $1.7 billion in market appreciation and net purchases of $0.5 billion. Average assets under management were $31.6 billion during the fourth quarter of 2009, compared to $25.3 billion for the same period one year ago.
     On a year to date basis, assets under management as of December 31, 2009 increased by $8.7 billion, or 36 percent. The increase was comprised of $8.8 billion in market appreciation partially offset by net redemptions of $0.1 billion. Average assets under management were $27.4 billion for 2009, compared to $37.1 billion for the same period one year ago.
Financial Results
     When evaluating the Company’s operations, management adjusts results to exclude the effect of one-time items, as presented in Table C. As these items are not expected to recur, management believes that excluding them provides a better comparison of the Company’s performance for the periods presented. The following comparisons are presented on an as-adjusted basis, where appropriate.

     Fourth quarter revenues were $81.3 million, an increase of 10 percent from the third quarter of 2009 and a 22 percent increase from $66.9 million in the fourth quarter of 2008. The year-over-year variance was driven mostly by a 25 percent increase in average assets under management.
     For the three months ended December 31, 2009, operating expenses remained flat at $45.2 million compared to $45.4 million for the same period in 2008. Despite the lack of change in overall operating expenses, noted variances within the composition of operating expenses occurred. The rise in average mutual fund assets under management increased distribution expenses by $3.1 million during the current quarter when compared to the same quarter a year ago. This increase was partially offset by a $2.8 million, or 53%, reduction of amortization of deferred sales commissions resulting from the change in estimated remaining life of these assets. While employee compensation and benefits expense is flat year over year, it is worth noting that the most recent quarter reflects a significant one-time, voluntary reduction in incentive compensation by the Calamos principals. Additionally, general and administrative expenses decreased $0.6 million, or 7%, from the same quarter a year ago, reflecting our continued focus on managing discretionary spending.
     Operating income was $36.1 million for the fourth quarter of 2009 versus $27.4 million for the third quarter of 2009 and $21.4 million for fourth quarter of 2008. Operating margin was 44.4 percent for the current quarter, up from 37.1 percent in the previous quarter and 32.1 percent in the year-earlier period. The significant improvement in operating performance from third quarter 2009 results is attributable primarily to revenue growth generated from the increase in assets under management and to a one-time reduction of performance-based incentive compensation expenses noted above. Diluted earnings per share for the fourth quarter of 2009 were $0.23 versus a loss of $1.34 for the same period a year ago.
     Revenues for 2009 were $281.7 million, a 28 percent decrease from $391.6 million for the same period in 2008, resulting mostly from a 26 percent decrease in average assets under management. For the twelve months ended December 31, 2009, operating expenses were $183.7 million, a 21 percent decrease from $232.5 million in 2008 due to comprehensive expense reduction measures that improved operational efficiency and to lower average assets under management. Operating income was $98.1 million versus $159.1 million for 2008. Operating margin was 34.8 percent compared with 40.6 percent for the year-earlier period. Diluted earnings per share were $0.62 in 2009 compared to a $0.90 loss per share, as adjusted, for 2008.
     Based on the Company’s stock price of $11.52 as of December 31, 2009, the fully consolidated market capitalization of the Company is estimated to be $1.13 billion. A number of considerations factor into this estimate. Because the Calamos Family’s ownership of Calamos Holdings LLC is no longer reflected in the fully diluted share count of the Company, these shares as presented in the income statement can no longer be used to estimate the fully consolidated market capitalization of the Company. However, the Company’s fully consolidated market capitalization should represent 100 percent of the operations of Calamos Holdings as well as the value associated with its independently held assets. In addition to the Company’s ownership interest in Calamos Holdings LLC of approximately 21.5%, the Company has exclusive rights to certain assets with a book value of $107.8 million. Information is provided in the accompanying supplemental discussion regarding these assets, as well as a calculation of the Company’s fully consolidated market capitalization based on the market price of the Company’s outstanding Class A common stock.

Non-Operating Results
     In line with its conservative approach to balance sheet management, during the fourth quarter of 2008 the Company repaid $400 million of outstanding debt to reduce its outstanding indebtedness to $125 million as part of the effort to strengthen the Company’s capital structure. The Company recorded an investment loss of $201.3 million which was principally comprised of realized losses from the sale of investments from its corporate investment portfolio to support the debt repayment. This action significantly improved the Company’s balance sheet and provided increased financial flexibility. The impact of this decision has contributed to the positive results for the 2009 periods, including a year-over-year reduction in interest expense of $24.2 million.
     Non-operating loss, net of non-controlling interest in partnerships, was $1.3 million during the fourth quarter of 2009 as presented in Table A compared to a loss of $216.4 million in the prior-year period. For the twelve months ended December 31, 2009, non-operating loss, net of non-controlling interest in partnerships, was $5.2 million compared to $291.9 million in 2008.
     The financial condition of the Company remains strong with a high degree of liquidity. The Company’s investment portfolio, which is traditionally used to seed new products, primarily consists of diversified investments in Company-sponsored funds, and cash and cash equivalents. The investment portfolio provides a significant source of liquidity and totals approximately $387.5 million. The Company conservatively manages its investment portfolio and utilizes exchange-traded equity option contracts as an economic hedge to reduce the downside risk and price volatility of the total portfolio value. For the three and twelve months ended December 31, 2009, the net gain on our investment portfolio as presented in Table B was $4.6 million, a return of 1.9% for the current quarter, and $36.4 million, a return of 16.4% for 2009, respectively. However, due to differing financial accounting treatments, not all changes in the portfolio’s value are reported in current earnings. Instead, all gains and losses from the derivatives owned and certain investment securities are reported in the Consolidated Condensed Statements of Operations while unrealized gains and losses on securities designated as available-for-sale are captured as a component of equity until realized. Therefore in the current quarter, investment income of $0.5 million (as presented in both Table A and Table B) increased earnings, while the component of our portfolio that impacts equity generated net unrealized gains of $4.1 million.
Investor Conference Call
     Management will hold an investor conference call at 4 p.m. Central time on Tuesday, January 26. To access the live call and view management’s presentation, visit the Investor Relations section of the Company’s website at http://investors.calamos.com. Alternatively, participants may listen to the live call by dialing 888.529.1786 (706.679.5623 outside the U.S.), then entering conference ID number 50689532. A replay of the call will be available until the end of the day on February 3 by dialing 800.642.1687 (706.645.9291 outside the U.S.), then entering conference ID number 50689532. A webcast also will be available on the Investor Relations section of our website at http://investors.calamos.com for 90 days following the date of the call.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, convertible, defensive equity, fixed income and alternative investment strategies, among others. The Company serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the Company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2009	2008	2009	2008

Revenues:
Investment management fees	$58,428	$46,972	$200,790	$274,174
Distribution and underwriting fees	22,143	19,289	78,430	114,023
Other	721	590	2,518	3,392

Total revenues	81,292	66,851	281,738	391,589
Expenses:
Employee compensation and benefits	14,258	14,482	67,413	74,483
Distribution and underwriting expense	17,018	13,929	59,491	84,884
Amortization of deferred sales commissions	2,491	5,329	12,201	23,417
Marketing and sales promotion	2,673	2,310	10,762	11,908
General and administrative	8,742	9,355	33,813	37,800

Total operating expenses	45,182	45,405	183,680	232,492

Operating income	36,110	21,446	98,058	159,097
Non-operating loss	(1,295)	(247,670)	(4,910)	(364,055)

Income (loss) before income taxes	34,815	(226,224)	93,148	(204,958)
Income taxes	2,783	(15,531)	7,879	(3,787)

Net income (loss)	32,032	(210,693)	85,269	(201,171)

Net (income) loss attributable to non-controlling interest in Calamos Holdings LLC	(27,331)	153,398	(72,509)	104,494
Net (income) loss attributable to non-controlling interest in partnership investments	(6)	31,228	(336)	72,156

Net income (loss) attributable to Calamos Asset Management, Inc.	$4,695	$(26,067)	$12,424	$(24,521)

Earnings (loss) per share
Basic	$0.24	$(1.34)	$0.63	$(1.24)

Diluted (1)	$0.23	$(1.34)	$0.62	$(1.24)

Weighted average shares outstanding
Basic	19,655,246	19,485,179	19,626,233	19,752,972

Diluted (1)	20,080,566	98,551,808	19,954,124	97,449,228

NOTE TO DILUTED SHARES
(1) 2008 diluted earnings per share is calculated (a) assuming Calamos Family Partners, Inc. (CFP) and John P. Calamos, Sr. exchanged all of their ownership interest in Calamos Holdings LLC (Holdings) for, and CFP converted all outstanding shares of Calamos Asset Management, Inc.’s (CAM) Class B common stock into, shares of CAM’s Class A common stock (collectively, the Exchange) and (b) including the effect of outstanding dilutive equity incentive compensation awards.

Effective March 1, 2009, CAM amended its certificate of incorporation requiring that the Exchange be based on a fair value approach (details of the amendments are set forth in the CAM’s Schedule 14C filed with the Securities and Exchange Commission on January 12, 2009). The amendment results in the same or fewer shares of Class A common stock being issued at the time of the Exchange and, as a result, the effects of the Exchange would be anti-dilutive.

DISCUSSION OF MARKET CAPITALIZATION

The fair value approach of the Exchange requires the estimation of the fair values of Holdings’ total enterprise, CAM’s Class A share common stock and CAM’s independently owned assets. The following illustration provides a computation used to estimate the impact that these assets have on the market capitalization (market cap) of CAM. This illustration is based on the market value of CAM’s Class A common stock of $11.52 per share as of December 31, 2009.

In addition to its approximate 21.5% ownership in Holdings, CAM owns certain assets that solely benefit its Class A common shareholders. These assets include cash equivalents and current income tax receivables with a book value of $21.5 million, which approximates fair value, as well as net deferred tax assets with a book value of $86.3 million. The most significant deferred tax asset relates to an election made under section 754 of the Internal Revenue Code following CAM’s initial public offering that expires in 2019, whereby CAM can reduce future income tax payments by approximately $8.3 million annually. The net present value of the net deferred tax assets would be $52.3 million if a hypothetical 12% cost of capital is applied over the remaining life of the assets. Therefore, collectively CAM’s independently owned assets would have a discounted value of approximately $73.7 million. Since these assets are solely for the benefit of its Class A common stockholders, the per share market cap associated with CAM’s independently owned assets would be $3.75 and can be derived by dividing $73.7 million by 19.7 million shares.

Once the market cap of CAM’s independently owned assets is estimated, CAM’s fully consolidated market cap can then be estimated based on the market price of its Class A common stock. Because the independently owned assets are solely for the benefit of the Class A common stockholders and CAM owns only a portion of Holdings, an adjustment must be made for the shared ownership in Holdings. First, derive the market cap associated with CAM’s ownership in Holdings by subtracting the discounted value of CAM’s independently owned assets ($73.7 million) from the market cap of CAM’s outstanding Class A common stock ($226.6 million). An assumption must be made as to the degree to which the market cap associated with CAM’s independently owned assets is reflected in the market price of CAM’s stock. For the purpose of this example, if one were to assume the stock price of $11.52 completely reflected the discounted value of CAM’s independently owned assets, this assumption would result in an implied market cap associated with CAM’s ownership in Holdings of $152.9 million. Second, given the shared ownership of Holdings (78.5% by the Calamos Family and 21.5% by CAM),

dividing the $152.9 million by 21.5% would result in total implied value of Calamos Holdings LLC of $711.1 million. Third, combining the market cap associated with CAM’s independently owned assets ($73.7 million) to the total implied value of Holdings ($711.1 million) would result in an estimated fully consolidated market cap of CAM equal to $784.8 million.
Alternatively, assuming the market does not recognize any value associated with CAM’s independently owned assets, the total implied value of Holdings would exceed $1.1 billion. Under this assumption, CAM’s stock price would be undervalued by $3.75 per share, or $73.7 million, equal to the discounted value of CAM’s independently owned assets.

The table below summarizes the impact on the implied value of Holdings and on the total market cap of CAM given the alternatives described above:

	(illustrative metrics as detailed above)
	Market Recognition of CAM’s Independently Owned Assets
($ in millions)	Discounted Value	No Value

CLMS market cap of Class A common shares	$226.6	$226.6
Market recognition of the discounted value of CAM’s independently owned assets	100%	0%
Implied total value of Calamos Holdings LLC	$711.1	$1,055.3
Estimated fully consolidated market cap of CAM	$784.8	$1,128.9

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Mutual Funds
Beginning assets under management	$22,856	$24,848	$17,498	$34,835
Net purchases (redemptions)	432	(2,116)	527	(3,859)
Market appreciation (depreciation)	1,192	(5,234)	6,455	(13,478)

Ending assets under management	24,480	17,498	24,480	17,498

Average assets under management	23,678	18,203	20,248	27,569

Institutional and Managed Accounts
Beginning assets under management	7,687	8,481	6,542	11,373
Net purchases (redemptions)	72	(490)	(638)	(661)
Market appreciation (depreciation)	475	(1,449)	2,330	(4,170)

Ending assets under management	8,234	6,542	8,234	6,542

Average assets under management	7,885	7,073	7,111	9,497

Total Assets Under Management
Beginning assets under management	30,543	33,329	24,040	46,208
Net purchases (redemptions)	504	(2,606)	(111)	(4,520)
Market appreciation (depreciation)	1,667	(6,683)	8,785	(17,648)

Ending assets under management	32,714	24,040	32,714	24,040

Average assets under management	$31,563	$25,276	$27,359	$37,066

	At December 31,		Change
	2009	2008	Amount	Percent

Mutual Funds
Open-end funds	$19,531	$13,594	$5,937	44%
Closed-end funds	4,949	3,904	1,045	27

Total mutual funds	24,480	17,498	6,982	40
Separate Accounts
Institutional accounts	4,619	3,498	1,121	32
Managed accounts	3,615	3,044	571	19

Total separate accounts	8,234	6,542	1,692	26

Ending assets under management	$32,714	$24,040	$8,674	36%

	At December 31,		Change
	2009	2008	Amount	Percent

Assets by Strategy
Equity	$11,940	$9,486	$2,454	26%
Convertible	7,356	4,048	3,308	82
Defensive Equity	6,213	4,903	1,310	27
Enhanced Fixed Income	2,720	2,059	661	32
Total Return	2,229	1,845	384	21
Alternative	1,704	1,240	464	37
High Yield	352	185	167	90
Fixed Income	200	274	(74)	(27)

Ending assets under management	$32,714	$24,040	$8,674	36%

Table A
Calamos Asset Management, Inc.
Non-Operating Loss, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income	$170	$475	$737	$2,334
Interest expense	(1,950)	(7,595)	(7,801)	(32,010)

Net interest expense	(1,780)	(7,120)	(7,064)	(29,676)

Investment income (loss)	469	(201,260)	1,921	(295,793)
Debt prepayment penalty	—	(37,498)	—	(37,498)
Miscellaneous other income (loss)	16	(1,792)	233	(1,088)

Investment and other income (loss)	485	(240,550)	2,154	(334,379)

Non-operating loss	(1,295)	(247,670)	(4,910)	(364,055)

Net (income) loss attributable to non-controlling interest in partnership investments	(6)	31,228	(336)	72,156

Non-operating loss, net of non-controlling interest in partnership investments	$(1,301)	$(216,442)	$(5,246)	$(291,899)

Table B
Calamos Holdings LLC
Summary of Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Returns reflected in earnings:
Investment income (loss)	$469	$(201,260)	$1,921	$(295,793)
Net (income) loss attributable to non-controlling interest in partnership investments	(6)	31,228	(336)	72,156

Returns reflected in equity:
Net unrealized gain (loss) reported in accumulated other comprehensive income	4,140	87,613	34,778	(37,372)

Total investment portfolio returns	$4,603	$(82,419)	$36,363	$(261,009)

Average investment securities owned	$236,233	$462,243	$222,276	$634,770
Total portfolio return	1.9%	(17.8)%	16.4%	(41.1)%

Table C
Calamos Asset Management, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
     This earnings release announcing results of operations for the three months and year ended December 31, 2009, includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:
•	Net income, as adjusted

•	Diluted earnings per share, as adjusted
     In evaluating operating performance, management considers net income attributable to Calamos Asset Management, Inc. and diluted earnings per share, each calculated in accordance with GAAP, as well as each item on an as-adjusted basis, which constitutes non-GAAP financial measures. As-adjusted results exclude the impact of the revaluation of the net deferred tax asset in the second quarter of 2008. As this adjustment is not expected to recur, management believes that excluding this adjustment better enables it to evaluate the Company’s performance relative to prior periods. Management considers these non-GAAP financial measures when evaluating the Company’s performance and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s results for the periods compared.
     The following table provides a reconciliation of non-GAAP financial measures from their most directly comparable financial measures under GAAP for the year ended December 31, 2009, and 2008 (in thousands, except per share data):

	Twelve Months Ended
	December 31,
	2009	2008

Net income attributable to CAM	$12,424	$(24,521)
Net deferred tax asset revaluation	—	6,771

Net income, as adjusted	$12,424	$(17,750)

Diluted earnings per share	$0.62	$(1.24)
Net deferred tax asset revaluation	—	0.34

Diluted earnings per share, as adjusted	$0.62	$(0.90)

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